NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. REPORTS
FIRST-QUARTER 2013 RESULTS

HIGHLIGHTS

•
As of March 31, 2013, sales of 128 of the 159 condominium units at the W Austin Hotel & Residences project had closed for $140.7 million (an average of $1.1 million per unit), including 10 units for $14.0 million (an average of $1.4 million per unit) in first-quarter 2013, compared with 12 units for $12.7 million (an average of $1.1 million per unit) in first-quarter 2012. In April 2013, Stratus sold five units for $6 million and as of April 30, 2013, had eight units under contract.

•
Lot sales totaled nine lots for $2.7 million in first-quarter 2013, compared with five lots for $1.5 million in first-quarter 2012. In April 2013, Stratus sold eight lots for $2.5 million and as of April 30, 2013, had four lots under contract. In addition, Stratus sold a 16 acre tract at Lantana for $2.1 million in March 2013.

•	Revenue per available room at the W Austin Hotel was $278 during first-quarter 2013, compared with $238 during first-quarter 2012.

•	ACL Live hosted 47 events during first-quarter 2013, compared with 49 events during first-quarter 2012.

•
Construction of the final two buildings at Parkside Village is expected to be completed in late 2013 and as of March 31, 2013, occupancy of the completed 77,641 square feet was 89 percent. Of the remaining buildings under development, the 7,500-square-foot building is fully pre-leased, and leasing activities are ongoing for the 4,500-square-foot building.

•	Total Stratus debt was $130.4 million at March 31, 2013, compared with $137.0 million at December 31, 2012.

•
During first-quarter 2013, Stratus purchased 36,884 shares of its common stock for $0.4 million or $10.06 per share under its open market share purchase program. As of March 31, 2013, a total of 76,761 shares remained available under this 0.7 million-share program.

SUMMARY FINANCIAL RESULTS

	First-Quarter
	2013	2012
	(In Thousands, Except Per Share Amounts)
Revenues	$33,459	$27,500
Operating income	3,121	845
Income (loss) from continuing operations	1,831	(2,997)
Income from discontinued operations	—	4,805	[a]
Net income	1,831	1,808
Net income attributable to Stratus common stock	1,153	1,703

Diluted net income (loss) per share attributable to Stratus common stock:
Continuing operations	$0.14	$(0.41)
Discontinued operations	—	0.63	[a]
Diluted net income per share attributable to Stratus common stock	$0.14	$0.22
Diluted weighted average shares of common stock outstanding	8,105	7,577

a.	Includes the results of Stratus' two office buildings at 7500 Rialto Boulevard (including a gain on sale of $5.1 million, $0.67 per share), which Stratus sold in February 2012.

AUSTIN, TX, May 15, 2013 - Stratus Properties Inc. (NASDAQ: STRS) reported net income attributable to common stock of $1.2 million, $0.14 per share, for first-quarter 2013, compared with $1.7 million, $0.22 per share, for first-quarter 2012. The results for first-quarter 2013 included a gain of $1.5 million associated with the sale of a 16-acre tract of land at Lantana, $0.7 million of interest collected in connection with a MUD reimbursement and a gain of $0.5 million from the recovery of land previously sold. The results for first-quarter 2012 included a gain of $5.1 million associated with the sale of two office buildings at 7500 Rialto Boulevard (7500 Rialto) in February 2012.

William H. Armstrong III, Chairman of the Board, Chief Executive Officer and President of Stratus, stated, “We see continuing improvement in the Austin real estate market and are optimistic about the future of our real estate assets. Sales of our Barton Creek lots have been strong in 2013. The W Austin Hotel & Residences project also continues to perform very well, with approximately 84 percent of our condominium units sold to date and hotel operations reflecting increasing occupancy and room rates. Austin City Limits Live is building on its reputation as a premier choice for music industry events. The project's retail space will be fully leased in second-quarter 2013 and the office space is expected to be fully leased this year. Our Parkside Village project has been well received by the community, with construction expected to be completed in late 2013.”

W Austin Hotel & Residences Project. Stratus completed development of the W Austin Hotel & Residences in downtown Austin,Texas through a joint venture with Canyon-Johnson Urban Fund II, L.P., at a cost of approximately $300 million. Delivery of condominium units commenced in January 2011 and continues. As of April 30, 2013, sales of 133 of the 159 condominium units had closed for $146.4 million and eight of the remaining 26 units were under contract.

Revenue per available room at the W Austin Hotel was $278 during first-quarter 2013, compared with $238 during first-quarter 2012. The 251-room hotel, which Stratus believes sets the standard for contemporary luxury in downtown Austin, is managed by Starwood Hotels & Resorts Worldwide, Inc.

The project also includes Austin City Limits Live at the Moody Theater (ACL Live), a live music and entertainment venue and production studio with a maximum capacity of approximately 3,000 people. In addition to hosting concerts and private events, the venue is the home of Austin City Limits, a television program showcasing popular music legends. ACL Live hosted 47 events during first-quarter 2013, compared to 49 events during first-quarter 2012, and currently has booked events through December 2013.

The project has 39,328 square feet of leasable office space, including 9,000 square feet for Stratus' corporate office. The project also includes approximately 18,362 square feet of leasable retail space. As of March 31, 2013, occupancy was 64 percent for the office space and 86 percent for the retail space, and a lease had been signed for an additional 20 percent of the office space, and a lease was in process for the remaining retail space. Leasing activities for the remaining office space are ongoing.

Parkside Village Project. In May 2011, Stratus, through its joint venture Tract 107, L.L.C., secured a $13.7 million construction loan to finance the development of Parkside Village, an 89,641-square-foot retail project under development in the Circle C community in southwest Austin. The project consists of a 33,650-square-foot full-service movie theater and restaurant, a 13,890-square-foot medical clinic and five other retail buildings, including a 14,926-square-foot building, a 10,175-square-foot building, a 7,500-square-foot building, a 4,500-square-foot building and a stand-alone 5,000-square-foot building. Construction of the final two buildings is expected to be completed in late 2013 and as of March 31, 2013, occupancy of the completed 77,641 square feet was 89 percent. Of the remaining buildings under development, the 7,500-square-foot building is fully pre-leased, and leasing activities are ongoing for the 4,500-square-foot building.

Lantana. Lantana is a partially developed, mixed-use real estate development project. In August 2012, Stratus completed the sale of eight of the remaining eleven undeveloped commercial tracts of land for $15.8 million. The tracts of land sold in August 2012, which totaled approximately 154 acres, have entitlements for approximately 1,131,200 square feet of office space. During March 2013, Stratus sold a 16-acre tract for $2.1 million, which had entitlements for approximately 70,000 square feet of office space. As of March 31, 2013, Stratus had remaining entitlements for approximately 485,000 square feet of office and retail use on 44 acres. Regional utility and road infrastructure is in place with capacity to serve Lantana at full build-out permitted under Stratus' existing entitlements.

Financial Results. Stratus is continuing its high-priority development activities and is focused on maximizing long-term property values. Stratus' developed property sales included the following (dollars in thousands):

	First-Quarter
	2013		2012
	Units/Lots	Revenues	Units/Lots	Revenues
W Austin Hotel & Residences
Condominium Units	10	$13,986	12	$12,651

Barton Creek
Calera:
Verano Drive	7	2,049	3	835
Calera Drive	1	218	1	240
Mirador Estate	1	405	1	375

Total Residential	19	$16,658	17	$14,101

The increase in developed units/lots sales and revenues in first-quarter 2013 primarily resulted from an increase in lot sales at Barton Creek and the sale of higher priced condominium units.

As discussed above, during March 2013, Stratus sold a 16 acre tract at Lantana for $2.1 million, which had entitlements for approximately 70,000 square feet of office space.

Revenue from the hotel segment totaled $10.2 million for first-quarter 2013, compared with $9.1 million for first-quarter 2012. Hotel revenues reflect revenues for the W Austin Hotel and primarily include revenues from room reservations and food and beverage sales. The increase in hotel revenues in first-quarter 2013 primarily reflects higher average occupancy and room rates.

Revenue from the entertainment segment totaled $3.2 million for first-quarter 2013, compared with $3.3 million for first-quarter 2012. Entertainment revenues include revenues for ACL Live and primarily includes ticket sales; sponsorships, personal seat license sales and suite sales; and sales of concessions and merchandise. The entertainment segment also includes revenues and costs associated with events hosted at other venues, and the results of the Stageside Productions joint venture formed in October 2012.

Rental revenue from the commercial leasing segment totaled $1.4 million for first-quarter 2013, compared with $1.1 million for first-quarter 2012. The increase in rental revenue in first-quarter 2013 primarily reflects increased occupancy of the office and retail space at W Austin Hotel and Residences and Parkside Village.

Stratus is a diversified real estate company engaged in the acquisition, development, management, operation and sale of commercial, hotel, entertainment, multi- and single-family residential real estate properties, including the W Austin Hotel & Residences project, located primarily in the Austin, Texas area.
____________________________

CAUTIONARY STATEMENT. This press release contains forward-looking statements in which Stratus discusses certain of its expectations regarding future operational and financial performance. Forward-looking statements are all statements other than statements of historical facts, such as those statements regarding future reimbursements for infrastructure costs, future events related to financing and regulatory matters, expectations regarding performance of financial obligations, anticipated development plans and sales of land, units and lots, projected timeframes for development, construction and completion of Stratus' projects, projected capital expenditures, liquidity and capital resources, anticipated results of Stratus' business strategy, and other plans and objectives of management for future operations and activities. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions and/or statements that are not historical facts are intended to identify those assertions as forward-looking statements.

Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause Stratus' actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, changes in economic and business conditions, business opportunities that may be presented to and/or pursued by Stratus, the availability of financing, increases in foreclosures and interest rates, the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes, the failure to attract homebuilding customers for Stratus' developments or their failure to satisfy their purchase commitments, the failure of third parties to satisfy debt service obligations, the failure to complete agreements with strategic partners and/or appropriately manage relationships with strategic partners, a decrease in the demand for real estate in the Austin, Texas market, competition from other real estate developers, increases in operating costs, including real estate taxes and the cost of construction materials, changes in laws, regulations or the regulatory environment affecting the development of real estate and other factors described in more detail under “Risk Factors” in Item 1A. of Stratus' Annual Report on Form 10-K for the year ended December 31, 2012.

Investors are cautioned that many of the assumptions on which Stratus' forward-looking statements are based are likely to change after its forward-looking statements are made. Further, Stratus may make changes to its business plans that could or will affect its results. Stratus cautions investors that it does not intend to update its forward-looking statements more frequently than quarterly, notwithstanding any changes in its assumptions, changes in business plans, actual experience, or other changes, and Stratus undertakes no obligation to update any forward-looking statements.

A copy of this release is available on Stratus' website, www.stratusproperties.com.

# # #

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31,
	2013		2012
Revenues:
Real estate	$18,862		$14,286
Hotel	10,079		9,017
Entertainment venue	3,208		3,271
Rental	1,310		926
Total revenues	33,459		27,500
Cost of sales:
Real estate	15,952		13,453
Hotel	7,274		6,651
Entertainment venue	2,456		2,477
Rental	662		486
Depreciation	2,230		2,117
Total cost of sales	28,574		25,184
General and administrative expenses	1,764		1,471
Total costs and expenses	30,338		26,655
Operating income	3,121		845
Interest expense, net	(2,299)		(3,641)
Other income, net	1,250	[a]	29
Income (loss) from continuing operations before income taxes and equity in unconsolidated affiliate's loss	2,072		(2,767)
Equity in unconsolidated affiliate's loss	(38)		(72)
Provision for income taxes	(203)		(158)
Income (loss) from continuing operations	1,831		(2,997)
Income from discontinued operations	—		4,805	[b]
Net income and total comprehensive income	1,831		1,808
Net income and total comprehensive income attributable to noncontrolling interest in subsidiaries	(678)		(105)
Net income and total comprehensive income attributable to Stratus common stock	$1,153		$1,703

Basic and diluted net income (loss) per share attributable to Stratus common stock:
Continuing operations	$0.14		$(0.41)
Discontinued operations	—		0.63	[b]
Basic and diluted net income per share attributable to Stratus common stock	$0.14		$0.22

Weighted-average shares of common stock outstanding:
Basic	8,105		7,577	[c]
Diluted	8,134		7,577

a.	Includes $0.7 million of interest collected in connection with a MUD reimbursement and $0.5 million for a gain on recovery of land previously sold.

b.	Includes the results of 7500 Rialto (including a first-quarter 2012 gain on sale of $5.1 million, $0.67 per share), which Stratus sold in February 2012.

c.	On March 15, 2012, Stratus sold 625,000 shares of common stock in a private placement.

I

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	March 31, 2013		December 31, 2012
ASSETS
Cash and cash equivalents	$15,189	[a]	$12,784
Restricted cash	20,073		17,657
Real estate held for sale	48,328		60,244
Real estate under development	36,101		31,596
Land available for development	46,344		49,569
Real estate held for investment	187,189		189,331
Investment in unconsolidated affiliate	3,364		3,402
Other assets	14,577		14,545
Total assets	$371,165		$379,128

LIABILITIES AND EQUITY
Accounts payable	$18,824		$13,845
Accrued liabilities	5,460		8,605
Deposits	1,848		2,073
Debt	130,369		137,035
Other liabilities and deferred gain	8,514		8,675
Total liabilities	165,015		170,233

Commitments and contingencies

Equity:
Stratus stockholders' equity:
Common stock	91		90
Capital in excess of par value of common stock	203,394		203,298
Accumulated deficit	(62,156)		(63,309)
Common stock held in treasury	(18,862)		(18,392)
Total Stratus stockholders' equity	122,467		121,687
Noncontrolling interests in subsidiaries[b]	83,683		87,208
Total equity	206,150		208,895
Total liabilities and equity	$371,165		$379,128

a.	Includes $1.1 million available to Stratus, $1.0 million available to the Parkside Village project and $13.1 million available to the W Austin Hotel & Residences project.

b.	Primarily relates to Canyon-Johnson's interest in the W Austin Hotel & Residences project.

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Three Months Ended
	March 31,
	2013	2012
Cash flow from operating activities:
Net income	$1,831	$1,808
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	2,230	2,117
Cost of real estate sold	12,585	10,145
Gain on sale of 7500 Rialto	—	(5,146)
Stock-based compensation	71	55
Equity in unconsolidated affiliate's loss	38	72
Deposits	(225)	(453)
Purchases and development of real estate properties	(3,668)	(5,001)
Recovery of land previously sold	(485)	—
Municipal utility districts reimbursement	208	—
Increase in other assets	(2,369)	(956)
Decrease in accounts payable, accrued liabilities and other	(529)	(4,524)
Net cash provided by (used in) operating activities	9,687	(1,883)

Cash flow from investing activities:
Capital expenditures:
Commercial leasing properties	(60)	(2,239)
Entertainment venue	(9)	(113)
Hotel	(1)	—
Proceeds from sale of 7500 Rialto	—	5,697
Investment in unconsolidated affiliate	—	(185)
Net cash (used in) provided by investing activities	(70)	3,160

Cash flow from financing activities:
Borrowings from credit facility	3,000	6,500
Payments on credit facility	(9,447)	(7,445)
Borrowings from project and term loans	9	7,146
Payments on project and term loans	(227)	(6,714)
Noncontrolling interests (distributions) contributions	(103)	341
Common stock issuance	—	4,817
Repurchase of treasury stock	(371)	—
Net payments for stock-based awards	(73)	(32)
Net cash (used in) provided by financing activities	(7,212)	4,613
Net increase in cash and cash equivalents	2,405	5,890
Cash and cash equivalents at beginning of year	12,784	8,085
Cash and cash equivalents at end of period	$15,189	$13,975

III

BUSINESS SEGMENTS
Stratus currently has four operating segments: Real Estate Operations, Hotel, Entertainment Venue and Commercial Leasing.

The Real Estate Operations segment is comprised of Stratus’ real estate assets (developed, under development and available for development), which consists of its properties in the Barton Creek community, the Circle C community and Lantana, and the condominium units at the W Austin Hotel & Residences project.

The Hotel segment includes the W Austin Hotel located at the W Austin Hotel & Residences project.

The Entertainment Venue segment includes ACL Live, a live music and entertainment venue and production studio at the W Austin Hotel & Residences project. In addition to hosting concerts and private events, this venue is the new home of Austin City Limits, a television program showcasing popular music legends. The entertainment venue segment also includes revenues and costs associated with events hosted at other venues, and the results of the Stageside Productions joint venture formed in October 2012.

The Commercial Leasing segment includes the office and retail space at the W Austin Hotel & Residences project, a retail building and a bank building in Barton Creek Village, and 5700 Slaughter and the Parkside Village project in the Circle C community. In February 2012, Stratus sold the two office buildings at 7500 Rialto Boulevard (7500 Rialto). Accordingly, the operating results for 7500 Rialto are not included in the tables below (in thousands).

	Real Estate Operations[a]	Hotel	Entertainment Venue	Commercial Leasing	Eliminations and Other[b]	Total
Three Months Ended March 31, 2013:
Revenues:
Unaffiliated customers	$18,862	$10,079	$3,208	$1,310	$—	$33,459
Intersegment	14	82	8	131	(235)	—
Cost of sales, excluding depreciation	15,980	7,280	2,489	682	(87)	26,344
Depreciation	64	1,477	307	419	(37)	2,230
General and administrative expenses	1,503	74	23	302	(138)	1,764
Operating income	$1,329	$1,330	$397	$38	$27	$3,121
Capital expenditures	$3,668	$1	$9	$60	$—	$3,738
Total assets at March 31, 2013	167,496	118,479	44,795	47,081	(6,686)	371,165

Three Months Ended March 31, 2012:
Revenues:
Unaffiliated customers	$14,286	$9,017	$3,271	$926	$—	$27,500
Intersegment	6	49	6	132	(193)	—
Cost of sales, excluding depreciation	13,476	6,651	2,500	497	(57)	23,067
Depreciation	77	1,445	304	326	(35)	2,117
General and administrative expenses	1,229	40	15	314	(127)	1,471
Operating (loss) income	$(490)	$930	$458	$(79)	$26	$845
Income from discontinued operations	$—	$—	$—	$4,805	$—	$4,805
Capital expenditures	5,001	—	113	2,239	—	7,353
Total assets at March 31, 2012	200,085	122,629	43,603	44,283	(6,735)	403,865

a.	Includes sales commissions and other revenues together with related expenses.

b.	Includes eliminations of intersegment amounts, including the deferred development fee income between Stratus and the joint venture with Canyon-Johnson.

IV